Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES THIRD QUARTER 2008 RESULTS
FLINT, MICHIGAN, October 16, 2008 — Citizens Republic Bancorp (NASDAQ: CRBC) announced today a net loss of $7.2 million for the three months ended September 30, 2008, compared with a net loss of $201.6 million for the second quarter of 2008 and net income of $31.8 million for the third quarter of 2007. Diluted net income (loss) per share was $(0.07), compared with $(2.53) for the second quarter of 2008 and $0.42 for the third quarter of 2007. Annualized returns on average assets and average equity during the third quarter of 2008 were (0.22)% and (1.84)%, respectively, compared with (6.10)% and (52.47)% for the second quarter of 2008 and 0.96% and 8.20% for the third quarter of 2007.
For the first nine months of 2008, Citizens recorded a net loss of $197.7 million, or $(2.36) per diluted share, compared with net income of $72.9 million or $0.96 per diluted share for the same period of 2007. The decrease was primarily the result of the goodwill impairment charge, credit writedown and fair-value adjustments in the second quarter of 2008 as well as a higher provision for loan losses.
Core operating earnings (loss), which exclude restructuring and merger-related expenses, amortization of core deposit intangibles and the goodwill impairment, were $(0.06) per diluted share for the third quarter of 2008, an increase of $0.22 over the second quarter of 2008 and a decrease of $0.51 from $0.45 in the third quarter of 2007. Annualized core operating earnings (loss) to average tangible assets and annualized core operating earnings (loss) to average tangible equity for the third quarter of 2008 were (0.18)% and (2.43)%, respectively, compared with (0.71)% and (10.87)% for the second quarter of 2008 and 1.10% and 18.55% for the third quarter of 2007. These non-GAAP financial measures are discussed in more detail under “Use of Non-GAAP Financial Measures” and are reconciled to the related GAAP measures in the tables on page 18.
“Our third quarter results clearly reflect the unprecedented market environment in which financial institutions are operating. The current recessionary conditions have caused more rapid than anticipated credit deterioration in our loan portfolio, particularly in commercial real estate,” stated William R. Hartman, chairman, president and chief executive officer. Citizens follows a consistent conservative methodology and discipline in calculating the allowance for loan losses,” and will continue to aggressively monitor and take action to mitigate credit losses. Our internal credit stress-test analyses, based on industry peak and worst-case scenarios, indicate that Citizens is solidly positioned with more than sufficient capital and liquidity to manage through this turbulent credit market,” continued Hartman.
Key Highlights in the Quarter:
•	Total deposits at September 30, 2008 increased $344.9 million or 4.0% over June 30, 2008 and increased $1.1 billion or 13.4% over September 30, 2007. Core deposits, which exclude time deposits, totaled $4.5 billion, a slight increase over June 30, 2008 and an increase of $495.8 million or 12.3% over September 30, 2007. This represents the fourth consecutive quarter of core deposit growth.

•	Citizens’ shareholders approved the charter amendment authorizing 50 million additional shares of common stock, triggering the conversion of $120.4 million of contingent convertible perpetual non-cumulative preferred stock to common stock. The preferred stock automatically converted to a total of 30.1 million shares of Citizens’ common stock on September 29, 2008.

•	Citizens maintained a strong capital position during the quarter, which supports current and long-term needs, potential credit issues due to the economic downturn, and provides a solid foundation for future expansion. The Corporation’s regulatory capital ratios are consistently above the “well-capitalized” standards and all of its bank subsidiaries have sufficient capital to maintain a “well-capitalized” designation. As of September 30, 2008, Citizens’ estimated key capital ratios are as follows:
o	Tier I — 10.85%

o	Total Capital — 13.10%

o	Tangible Common Equity — 7.33%
•	Citizens held excess short-term (liquid) assets at September 30, 2008, an improvement from June 30, 2008, when it was a net purchaser of funds. Citizens’ parent company cash resources totaled $270.3 million at September 30, 2008 as compared with $277.9 million at June 30, 2008.

•	The allowance for loan losses at September 30, 2008 increased to $217.7 million or 2.32% of portfolio loans, compared with $181.7 million or 1.92% at June 30, 2008. The provision for loan losses for the third quarter of 2008 was $58.4 million, compared with $74.5 million for the second quarter of 2008. The provision for loan losses was higher than anticipated primarily due to the migration of two large commercial real estate loans to nonperforming status, which accounted for approximately $16 million of the increase. Net charge-offs for the third quarter of 2008 totaled $22.4 million, compared with $69.3 million for the second quarter of 2008.

•	Citizens continues to maintain strong pre-tax pre-provision operating earnings, with $41.0 million for the third quarter of 2008, compared with $38.8 million for the second quarter of 2008 and $48.1 million for the third quarter of 2007. These non-GAAP financial measures are reconciled to the related GAAP measures and discussed in more detail under “Reconciliation of Pre-Tax Pre-Provision Operating Earnings” on page 10.

•	The Small Business Administration (“SBA”) named Citizens Bank the #1 SBA lender in Michigan for their fiscal year ended September 30, 2008 with $28.2 million in SBA loan closings. Citizens was also named #1 for SBA Preferred Lender Program loans.
Balance Sheet
Total assets at September 30, 2008 were $13.1 billion, essentially unchanged from June 30, 2008 and September 30, 2007.
Investment securities at September 30, 2008 totaled $2.2 billion, essentially unchanged from June 30, 2008 and a decrease of $141.6 million or 6.2% from September 30, 2007. The decrease was primarily the result of using portfolio cash flow to fund commercial loan growth and to reduce short-term borrowings. Citizens does not have exposure to Freddie Mac or Fannie Mae common or preferred stock and did not have any other-than-temporary impairment charges during the third quarter of 2008.
Total commercial loans at September 30, 2008 were $5.8 billion, essentially unchanged from June 30, 2008 and an increase of $469.3 million or 8.8% over September 30, 2007. The increase over September 30, 2007 was primarily the result of new relationships in all of Citizens’ markets and growth from the Citizens Bank Business Finance division (the asset-based lending unit), partially offset by transferring $86.2 million of nonperforming commercial real estate loans to loans held for sale during the second quarter of 2008. The following table displays historical commercial loan portfolios by segment:

Commercial Loan Portfolio

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
in millions	2008	2008	2008	2007	2007
Land Hold	$48.3	$49.8	$61.6	$63.8	$78.9
Land Development	125.0	128.2	159.2	167.8	161.0
Construction	364.2	344.1	370.7	342.6	376.3
Income Producing	1,533.2	1,569.9	1,567.3	1,526.0	1,338.8
Owner-Occupied	999.6	1,009.3	1,015.6	997.0	1,113.5

Total Commercial Real Estate	3,070.3	3,101.3	3,174.4	3,097.2	3,068.5
Commercial and Industrial	2,703.7	2,703.8	2,653.8	2,557.1	2,236.2

Total Commercial Loans	$5,774.0	$5,805.1	$5,828.2	$5,654.3	$5,304.7

The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the above table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land being developed in terms of infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Residential mortgage loans at September 30, 2008 totaled $1.3 billion, essentially unchanged from June 30, 2008 and a decrease of $181.3 million or 12.4% from September 30, 2007. The decline was primarily the result of weak consumer demand in Citizens’ markets, the sale of more than 70% of new mortgage originations into the secondary market, and transferring $41.7 million of nonperforming residential mortgage loans to loans held for sale during the second quarter of 2008.
Direct consumer loans, which are primarily home equity loans, were $1.5 billion at September 30, 2008, essentially unchanged from June 30, 2008 and a decrease of $120.7 million or 7.5% from September 30, 2007. The decrease was due to weak consumer demand, which is being experienced throughout the industry.
Indirect consumer loans, which are primarily marine and recreational vehicle loans, at September 30, 2008 totaled $843.1 million, essentially unchanged from June 30, 2008 and September 30, 2007.
Loans held for sale at September 30, 2008 were $106.5 million, essentially unchanged from June 30, 2008 and an increase of $30.1 million or 39.5% over September 30, 2007. The increase was primarily the result of transferring $92.8 million (the aforementioned $127.9 million, net of the fair-value adjustment) in nonperforming commercial real estate and residential mortgage loans to loans held for sale, partially offset by a decrease in residential mortgage origination volume awaiting sale in the secondary market as a result of faster funding through Citizens’ alliance with PHH Mortgage, which began in the first quarter of 2008 and, to a lesser extent, a decline in commercial loans held for sale due to customer paydowns, adjustments to reflect current fair-market value, and transfers to ORE status.
Goodwill at September 30, 2008 was $597.2 million, unchanged from June 30, 2008 and a decrease of $181.3 million or 23.3% from September 30, 2007. The decline was due to a $178.1 million non-cash and non-taxable goodwill impairment charge recorded in the second quarter of 2008. During the third quarter, Citizens concluded its interim analyses of the assets and liabilities in the Regional Banking and Specialty Commercial lines of business with no additional impairment charges being recorded. As required by SFAS 142, “Goodwill and Other Intangible Assets,” Citizens is still required to perform its annual goodwill impairment test during the fourth quarter. There can be no assurance that such test will not result in additional material impairment charges due to further developments in the banking industry or Citizens’ markets.
Total deposits at September 30, 2008 increased $344.9 million or 4.0% over June 30, 2008 to $9.0 billion and increased $1.1 billion or 13.4% over September 30, 2007. Core deposits, which exclude all time deposits, totaled $4.5 billion at September 30, 2008, a slight increase over June 30, 2008 and an increase of $495.8 million or 12.3% over September 30, 2007. The increase over June 30, 2008 was primarily due to clients holding higher transaction account balances, substantially offset by a shift from high-rate savings to certificates of deposit. The increase in core deposits over September 30, 2007 was primarily the result of a new on-balance sheet sweep product for Citizens’ commercial clients introduced in late 2007 and migration of funds from time deposits to savings, partially offset by the migration of funds from lower-cost deposits to time deposits with higher yields during 2007. Time deposits totaled $4.5 billion at September 30, 2008, an increase of $336.9 million or 8.1% over June 30, 2008 and an increase of $568.5 million or 14.6% over September 30, 2007. The increases were primarily the result of a shift in funding mix from short-term borrowings to longer-term brokered certificates of deposit.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, decreased $372.6 million or 13.1% from June 30, 2008 to $2.5 billion and decreased $1.1 billion or 31.3% from September 30, 2007. The decreases were primarily the result of a shift in the mix of funding to deposits and the proceeds from the issuance of equity securities in June 2008 being used to pay down debt.
Capital Adequacy and Liquidity
Shareholders’ equity was essentially unchanged from June 30, 2008 and September 30, 2007 at $1.5 billion. Shareholders’ equity at September 30, 2008 reflects the conversion of $120.4 million ($114.2 million net of issuance costs) of contingent convertible perpetual non-cumulative preferred stock (“preferred stock”) to common stock. The preferred stock converted to 30.1 million shares of Citizens’ common stock on September 29, 2008 after shareholders approved the required increase in authorized common stock on September 22, 2008. When compared with September 30, 2007, there were two offsetting actions which occurred during the second quarter of 2008: Citizens recorded the aforementioned goodwill impairment charge, credit writedown and fair-value adjustments that together reduced shareholders’ equity by $205.6 million (after-tax) and Citizens issued $200.0 million ($189.5 million net of issuance costs and the underwriting discount)of common stock and preferred stock.
Citizens initiated the following strategies in 2008 to enhance and preserve its capital position:
•	Implemented new incentive plans that promote a focus on profitability with targeted returns above Citizens’ cost of capital;

•	Suspended the dividend, saving $88 million annually;

•	Raised $200 million of additional capital; and

•	Increased discipline around loan pricing to enhance returns on risk-adjusted capital, emphasizing full-relationship banking and reducing capital intensive credit-only business.
As a result of these strategies, as evidenced by the following key capital ratios, Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards.

	Regulatory
	Minimum for				Excess Capital
	“Well-				over Minimum
	Capitalized”	9/30/08	6/30/08	3/31/08	(in millions)
Tier 1 capital ratio*	6.00%	10.85%	10.80%	9.04%	$491.5
Total capital ratio*	10.00%	13.10%	13.03%	11.26%	$313.9
Tier 1 leverage ratio*	5.00%	8.76%	8.71%	7.40%	$472.2
Tangible common equity to tangible assets		7.33%	6.44%	6.07%
Tangible equity to tangible assets		7.33%	7.35%	6.07%

*	September 30, 2008 is an estimate
Citizens believes it is well-positioned from a liquidity standpoint as well. Citizens continues to proactively manage its liquidity by leveraging a solid funding base comprised of approximately 68% deposits, 20% short-term and long-term debt, and 12% equity. During 2008, Citizens embarked on the following initiatives to strengthen the balance sheet and reduce reliance on short-term wholesale funding:
•	Added longer-term brokered certificates of deposit;

•	Increased focus on cross-sales through the retail delivery channel;

•	Conducted targeted marketing campaigns for deposits;

•	Increased available collateral for Federal Home Loan Bank (”FHLB”) funding; and

•	Increased discipline around loan funding and pricing to better align changes in loans outstanding with funding, liquidity, and profitability objectives.
As a result of these initiatives, Citizens has a solid core deposit base and currently maintains high levels of untapped liquidity in the form of collateral-based borrowing capacity. Citizens held excess short-term (liquid) assets at September 30, 2008, an improvement from June 30, 2008, when it was a net purchaser of funds.
Citizens’ parent company cash resources totaled $270.3 million at September 30, 2008. On October 7, 2008, Citizens paid off $50.0 million of senior debt, leaving $220.3 million of cash resources at the parent. After paying off the debt, the parent company’s interest and preferred dividend payment obligations are approximately $20 million annually and, therefore, Citizens believes its parent company has more than adequate long-term liquidity.
Net Interest Margin and Net Interest Income
Net interest margin was 3.09% for the third quarter of 2008 compared with 3.11% for the second quarter of 2008 and 3.39% for the third quarter of 2007. The decrease in net interest margin from the second quarter of 2008 was primarily the result of an increase in loan balances moved to nonperforming status, increased funding costs related to extending short-term borrowings, and an interest receivable write-down related to a derivatives contract. These factors were substantially offset by expanding commercial and consumer loan spreads, a shift in deposit mix towards a greater concentration of low cost deposits, retail time deposits repricing to a lower rate, and the full quarter impact of the capital raise that occurred in the second quarter of 2008.
The decrease in net interest margin from the third quarter of 2007 was primarily the result of deposit price competition, narrower commercial loan pricing spreads and the movement of loans to nonperforming status, partially offset by a shift in asset mix from investment securities to higher-yielding commercial loans. The shift in funding mix included funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits. For the first nine months of 2008, net interest margin declined to 3.11% compared with 3.42% for the same period of 2007 as a result of the aforementioned factors.
Net interest income was $87.3 million for the third quarter of 2008 compared with $87.6 million for the second quarter of 2008 and $94.9 million for the third quarter of 2007. The slight decrease in net interest income compared with the second quarter of 2008 was due to the slightly lower net interest margin and a $27.8 million decrease in average earning assets. The decrease in average earning assets was the result of slightly lower investment, residential mortgage, and direct consumer loan portfolio balances, partially offset by minor increases to indirect consumer, loans held for sale, and money market investment balances. The decrease in investment portfolio balances is due to maturing balances not being fully reinvested, while the decreases in residential mortgage and direct consumer loan portfolio balances are due to lower demand in the current Midwest economic environment. The increase in indirect consumer loans was seasonal. Commercial loan balances were essentially unchanged in aggregate.
The decrease in net interest income compared with the third quarter of 2007 was due to the lower net interest margin, partially offset by a $149.6 million increase in average earning assets. The increase in average earning assets was the result of an increase in commercial loan balances, partially offset by decreases in investment, residential mortgage, and consumer loan portfolio balances.
For the first nine months of 2008, net interest margin totaled $263.2 million, a decrease of $26.7 million or 9.2% from the same period of 2007 as a result of the lower net interest margin, partially offset by a $37.1 million increase in average earning assets due to the aforementioned factors.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens implemented the following initiatives during 2008 to manage credit quality challenges aggressively:

•	Centralized and upgraded the commercial real estate portfolio management team, which now reports directly to the Chief Credit Officer and is comprised of 22 FTE. The group’s focus is to monitor closely servicing performance of real estate loans in the commercial portfolio, including age of appraisals, adherence to lot release schedules, rent roll updates, construction costs within forecasts, and that guarantor liquidity is affirmed by current financial statements; in short, that all aspects of the transaction are current and performing according to terms;

•	Expanded the size of the special loans workout team by 4 FTE, bringing the total to 28, to support higher watchlist and nonperforming loan levels and improve oversight and monitoring of action plans to remediate the credits;

•	Transitioned mortgage servicing and collection activities to PHH Mortgage, a nationally recognized servicing agent; and

•	Tightened underwriting criteria for consumer loans to include:
o	Home equity loans: lowered maximum LTV to 80% for primary residence and 70% for secondary residence and discontinued lending on rental properties;

o	Indirect loans: increased credit score cutoffs to improve collateral positioning and reduce risk, increased pricing spreads, and reduced advance rates.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio — This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Table 2 — Commercial Watchlist — This table illustrates the commercial loans that, while still accruing interest, may be at risk due to general economic conditions or changes in a borrower’s financial status.

•	Table 3 — Nonperforming Assets — This table illustrates the loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in Table 2.

•	Table 4 — Net Charge-Offs — This table illustrates the portion of loans that have been charged-off during each quarter.
Table 1 — Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	Sep 30, 2008		Jun 30, 2008		Mar 31, 2008		Dec 31, 2007		Sep 30, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio
Land Hold	$7.3	15.11%	$9.3	18.67%	$6.6	10.71%	$4.6	7.21%	$4.2	5.32%
Land Development	10.3	8.24	1.1	0.86	16.3	10.24	28.7	17.10	18.4	11.43
Construction	26.1	7.17	11.9	3.46	10.5	2.83	31.7	9.25	17.6	4.68
Income Producing	50.1	3.27	48.5	3.09	29.3	1.87	54.0	3.54	31.2	2.33
Owner-Occupied	21.3	2.13	18.6	1.84	19.0	1.87	20.3	2.04	10.8	0.97

Total Commercial Real Estate	115.1	3.75	89.4	2.88	81.7	2.57	139.3	4.50	82.2	2.68
Commercial and Industrial	29.1	1.08	29.5	1.09	39.9	1.50	39.0	1.53	22.0	0.98

Total Commercial Loans	144.2	2.50	118.9	2.05	121.6	2.09	178.3	3.15	104.2	1.96

Residential Mortgage	37.7	2.95	38.5	2.94	33.5	2.40	46.4	3.21	37.7	2.58
Direct Consumer	19.5	1.32	18.4	1.22	21.7	1.42	24.3	1.55	21.5	1.34
Indirect Consumer	13.6	1.61	14.4	1.73	13.3	1.62	15.9	1.92	14.7	1.73

Total Delinquent Loans	$215.0	2.29%	$190.2	2.01%	$190.1	1.99%	$264.9	2.79%	$178.1	1.93%

Total delinquencies at September 30, 2008 increased $24.8 million or 13.0% over June 30, 2008, primarily as a result of higher commercial real estate delinquencies, while the other commercial and consumer delinquencies remained relatively flat. The increase in commercial real estate was primarily in the land development and construction segments due to the continued slowdown in these segments in Michigan and Ohio. While the majority of the increases are due to payment issues requiring proactive mitigation strategies, over 40% of the delinquency increases are attributable to administrative and renewal issues which are generally resolved through discussion with the borrowers.
As part of the overall credit underwriting and review process, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions change. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are in accruing (see Table 2) or nonperforming status (see Table 3). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these reviews, action plans are affirmed to address emerging problem loans or to implement a specific plan for removing the loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.
Table 2 — Commercial Watchlist
Accruing loans only

	Sep 30, 2008		Jun 30, 2008		Mar 31, 2008		Dec 31, 2007		Sep 30, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio
Land Hold	$20.7	42.86%	$24.2	48.59%	$27.7	44.97%	$27.1	42.48%	$27.0	34.22%
Land Development	51.8	41.44	47.5	37.05	55.9	35.11	72.7	43.33	52.3	32.48
Construction	104.8	28.78	86.3	25.08	66.7	17.99	90.1	26.30	91.7	24.37
Income Producing	290.3	18.93	239.3	15.24	221.3	14.12	225.5	14.78	173.8	12.98
Owner-Occupied	167.0	16.71	161.8	16.03	155.8	15.34	153.0	15.35	213.0	19.13

Total Commercial Real Estate	634.6	20.67	559.1	18.03	527.4	16.61	568.4	18.35	557.8	18.18
Commercial and Industrial	431.2	15.95	432.5	16.00	407.1	15.34	387.4	15.15	362.4	16.21

Total Watchlist Loans	$1,065.8	18.46%	$991.6	17.08%	$934.5	16.03%	$955.8	16.90%	$920.2	17.35%

Accruing watchlist loans at September 30, 2008 increased $74.2 million or 7.5% over June 30, 2008. The increase was primarily the result of $106.6 million of commercial real estate loans which were transitioned to watchlist status by the newly centralized commercial real estate portfolio management team.
Table 3 — Nonperforming Assets

	Sep 30, 2008		Jun 30, 2008		Mar 31, 2008		Dec 31, 2007		Sep 30, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio
Land Hold	$11.0	22.77%	$3.4	6.83%	$5.5	8.93%	$4.5	7.05%	$3.0	3.80%
Land Development	20.6	16.48	22.8	17.78	46.4	29.15	35.6	21.22	40.4	25.09
Construction	25.7	7.06	12.6	3.66	51.9	14.00	28.8	8.41	18.6	4.94
Income Producing	57.6	3.76	23.1	1.47	40.5	2.58	21.5	1.41	26.5	1.98
Owner-Occupied	17.7	1.77	13.1	1.30	23.5	2.31	19.7	1.98	9.0	0.81

Total Commercial Real Estate	132.6	4.32	75.0	2.42	167.8	5.29	110.1	3.55	97.5	3.18
Commercial and Industrial	38.2	1.41	31.6	1.17	20.3	0.76	12.7	0.50	9.4	0.42

Total Nonperforming Commercial Loans	170.8	2.96	106.6	1.84	188.1	3.23	122.8	2.17	106.9	2.02

Residential Mortgage	40.2	3.14	12.4	0.95	45.8	3.29	46.9	3.25	32.8	2.25
Direct Consumer	16.3	1.10	16.3	1.09	13.5	0.88	13.7	0.87	10.9	0.68
Indirect Consumer	2.1	0.25	1.4	0.17	1.7	0.21	2.1	0.25	1.8	0.21
Loans 90+ days still accruing and restructured	1.9	0.02	2.5	0.03	4.4	0.05	3.9	0.04	2.4	0.03

Total Nonperforming Portfolio Loans	231.3	2.47%	139.2	1.47%	253.5	2.65%	189.4	1.99%	154.8	1.68%
Nonperforming Held for Sale	86.6		92.6		22.8		21.6		5.8
Other Repossessed Assets Acquired	46.5		54.1		50.3		40.5		30.4

Total Nonperforming Assets	$364.4		$285.9		$326.6		$251.5		$191.0

Nonperforming assets are comprised of nonaccrual loans, loans past due over 90 days and still accruing interest, restructured loans, nonperforming held for sale, and other repossessed assets acquired. Nonperforming assets totaled $364.4 million at September 30, 2008, an increase of $78.5 million over June 30, 2008 and an increase of $173.4 million over September 30, 2007. The increase over June 30, 2008 was primarily the result of a change in status of two income producing commercial real estate relationships and two residential mortgage relationships, which together totaled $43.2 million, as well as the effect of general economic deterioration in the Midwest, especially Michigan. As part of the conversion to the PHH servicing platform, Citizens has seen an expected near term increase in nonperforming loans due to changes in collection practices on delinquent loans. PHH has a proven track record of long-term improvement in the performance of portfolios after conversion to their process, which Citizens believes will have a positive impact on Citizens’ long-term results. The increase over September 30, 2007 was primarily the result of significant deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. Nonperforming assets at September 30, 2008 represented 3.87% of total loans plus other repossessed assets acquired compared with 3.01% at June 30, 2008 and 2.06% at September 30, 2007. Nonperforming commercial loan inflows were $102.6 million in the third quarter of 2008 compared with $54.5 million in the second quarter of 2008 and $60.0 million in the third quarter of 2007.
Nonperforming commercial loan outflows were $38.5 million in the third quarter of 2008 compared with $135.9 million in the second quarter of 2008 and $22.4 million in the third quarter of 2007. The third quarter of 2008 outflows included $8.5 million in loans that returned to accruing status, $11.7 million in loan payoffs and paydowns, $17.2 million in charged-off loans, and $1.1 million transferring to other repossessed assets acquired.
Table 4 — Net Charge-Offs

			Three Months Ended
	Sep 30, 2008		Jun 30, 2008		Mar 31, 2008		Dec 31, 2007		Sep 30, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**
Land Hold	$1.7	14.08%	$0.7	5.62%	$0.5	3.25%	$0.4	2.51%	$—	—%
Land Development	6.9	22.08	16.4	51.17	6.6	16.58	6.3	15.02	0.4	0.99
Construction	0.5	0.55	13.8	16.04	1.2	1.29	1.8	2.10	0.1	0.11
Income Producing	4.4	1.15	7.7	1.96	0.9	0.23	2.4	0.63	0.1	0.03
Owner-Occupied	1.3	0.52	3.4	1.35	(0.1)	(0.04)	(0.2)	(0.08)	0.6	0.22

Total Commercial Real Estate	14.8	1.93	42.0	5.42	9.1	1.15	10.7	1.38	1.2	0.16
Commercial and Industrial	0.4	0.06	0.6	0.09	0.9	0.14	1.4	0.22	0.6	0.11

Total Commercial Loans	15.2	1.05	42.6	2.94	10.0	0.69	12.1	0.86	1.8	0.14

Residential Mortgage	0.5	0.16	20.7	6.33	1.8	0.52	2.0	0.55	1.6	0.44
Direct Consumer	3.3	0.89	3.1	0.83	3.0	0.79	2.3	0.59	2.6	0.65
Indirect Consumer	3.4	1.61	2.9	1.39	2.6	1.27	3.3	1.59	1.9	0.88

Total Net Charge-offs	$22.4	0.94%	$69.3	2.93%	$17.4	0.74%	$19.7	0.84%	$7.9	0.34%

**	Represents an annualized rate.
Net charge-offs totaled $22.4 million or 0.94% of average portfolio loans in the third quarter of 2008 compared with $69.3 million or 2.93% of average portfolio loans in the second quarter of 2008 (which included the $35.1 million fair-value adjustment) and $7.9 million or 0.34% of average portfolio loans in the third quarter of 2007. The decrease from the second quarter of 2008 was primarily the result of the aforementioned fair-value adjustment ($16.8 million on commercial real estate and $18.3 million on residential mortgage) and lower commercial real estate charge-offs. The increase over the third quarter of 2007 was primarily the result of higher charge-offs on commercial real estate due to declining real estate values and general economic deterioration in the Midwest.
After determining what Citizens believes is an adequate allowance for loan losses, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses identified based on the risk in the portfolio and the quarterly net charge-offs. The provision for loan losses was $58.4 million in the third quarter of 2008, compared with $74.5 million in the second quarter of 2008 and $3.8 million in the third quarter of 2007. The decrease from the second quarter of 2008 was primarily the result of the aforementioned transfer of nonperforming commercial real estate and residential mortgage loans to loans held for sale during the second quarter of 2008 and lower commercial real estate charge-offs, partially offset by continued migration of commercial real estate watchlist loans to nonperforming status. This migration, and re-evaluation of the underlying collateral supporting these loans, caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off. Two commercial real estate relationships accounted for approximately $16 million of the increase. For the first nine months of 2008, the provision for loan losses totaled $163.5 million compared with $39.1 million for the same period of 2007 due to the aforementioned factors.

The allowance for loan losses was $217.7 million or 2.32% of portfolio loans at September 30, 2008, compared with $181.7 million or 1.92% at June 30, 2008. The increase was primarily the result of anticipated loss on two income producing commercial real estate relationships, continued deterioration in commercial real estate loans and an increase in the historical loss migration rates and extended duration of residential mortgage and consumer loans. Based on current conditions and expectations, Citizens believes that the allowance for loan losses at September 30, 2008 is adequate to address the estimated loan losses inherent in the existing loan portfolio.
Noninterest Income
Noninterest income for the third quarter of 2008 was $28.0 million, an increase of $0.9 million or 3.5% over the second quarter of 2008 and a decrease of $2.6 million or 8.5% from the third quarter of 2007. For the first nine months of 2008, noninterest income totaled $86.0 million, a decrease of $7.3 million or 7.8% from the same period of 2007.
The increase in noninterest income over the second quarter of 2008 was primarily the result of a lower net loss on loans held for sale ($1.0 million) and a net increase from minor changes in several other categories, partially offset by lower brokerage and investment fees ($0.8 million). The lower net loss on loans held for sale was primarily due to the $2.3 million loss as a result of the aforementioned second quarter of 2008 fair-value adjustment on commercial real estate loans held for sale. The net loss on loans held for sale in the third quarter of 2008 was primarily the result of updated lower appraisal values on underlying collateral. The decrease in brokerage and investment fees was primarily the result of lower demand for investment products due to attractively-priced traditional certificates of deposit in Citizens’ markets.
The decrease in noninterest income from the third quarter of 2007 was primarily due to a net loss on loans held for sale ($1.3 million), lower brokerage and investment fees ($0.8 million), and a net decrease from minor changes in several other categories. The net loss on loans held for sale was primarily the result of updated lower appraisal values on underlying collateral. The decline in brokerage and investment fees was primarily the result of the lower demand for investment products as described above.
The decrease in noninterest income from the first nine months of 2007 was primarily due to lower mortgage and other loan income ($3.7 million), a net loss on loans held for sale ($3.5 million), and a net decrease from minor changes in several other categories as a result of the aforementioned factors, partially offset by higher bankcard fees ($1.2 million). While the other income category was essentially unchanged from the same period of 2007, Citizens realized a $2.1 million gain in the first quarter of 2008 due to Citizens’ receipt of proceeds from the partial redemption of its Visa shares. The effect of this item was substantially offset by lower revenue on bank owned life insurance policies due to lower market interest rates in 2008.
Noninterest Expense
Noninterest expense for the third quarter of 2008 was $74.3 million, a decrease of $186.9 million from the second quarter of 2008 and a decrease of $3.0 million from the third quarter of 2007. The second quarter of 2008 included a $178.1 million goodwill impairment charge and a $5.0 million net loss as a result of the fair-value adjustment on commercial and residential repossessed assets. For the first nine months of 2008, noninterest expense totaled $412.1 million, an increase of $163.5 million over the same period of 2007.
The decrease in noninterest expense from the second quarter of 2008 was primarily the result of the aforementioned goodwill impairment charge and fair-value adjustment on repossessed assets, and, to a lesser extent, lower other expense ($1.8 million), professional services ($1.3 million), and other loan expense ($0.7 million), partially offset by higher salaries and employee benefits ($0.7 million). The decrease in other expense was primarily the result of the following items recorded in the second quarter of 2008: $0.7 million related to exiting two third-party contracts, and higher losses related to mortgage indemnification payments to third party investors due to underwriting and documentation issues. The decrease in professional services was primarily the result of lower legal fees related to litigation that concluded in the second quarter of 2008. The decrease in other loan expense was primarily the result of lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit. The increase in salaries and employee benefits was primarily the result of employee separation agreements.
The decrease in noninterest expense from the third quarter of 2007 was primarily the result of a general decline in all expenses due to cost savings and efficiencies implemented throughout 2007 following completion of the Republic merger as well as the effect of $1.0 million in restructuring and merger-related expenses incurred in the third quarter of 2007, partially offset by higher ORE expenses, profits, and losses, net ($1.5 million) and other loan expenses ($1.5 million). The increase in ORE expenses, profits, and losses, net was primarily the result of owning more repossessed properties than one year ago. The increase in other loan expense was primarily the result of higher other mortgage processing fees due to the alliance with PHH Mortgage entered into in the first quarter of 2008 and higher foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans, partially offset by the decrease in provisioning to fund the reserve for unused loan commitments as described above.
Salary costs included severance expense of $2.0 million for the third quarter of 2008, less than $0.1 million for the second quarter of 2008, and $0.2 million for the third quarter of 2007. Citizens had 2,261 full-time equivalent employees at September 30, 2008 compared with 2,321 at June 30, 2008 and 2,469 at September 30, 2007.
The increase in noninterest expense over the first nine months of 2007 was primarily due to the aforementioned $178.1 million goodwill impairment charge and the $5.0 million fair-value adjustment on ORE, as well as higher other loan expenses ($4.8 million) and ORE expenses, profits, and losses, net ($4.1 million, excluding the aforementioned $5.0 million fair-value adjustment) in 2008 due to the factors discussed above, partially offset by the general decline in all other expense categories due to cost savings and efficiencies implemented during 2007 as well as the effect of $8.6 million in restructuring and merger-related expenses incurred in 2007.
Income Tax Provision
Income tax provision (benefit) for the third quarter of 2008 was $(10.2) million, an increase of $9.2 million from the second quarter of 2008 and a decrease of $22.8 million from the third quarter of 2007. For the first nine months of 2008, the income tax provision (benefit) totaled $(28.7) million, a decrease of $51.4 million from the same period of 2007. The decreases were primarily the result of lower pre-tax income, excluding the goodwill impairment charge which is not tax-deductible.
In August 2008, Citizens settled an outstanding tax issue with the State of Wisconsin, which resulted in a net benefit of $0.5 million.
The effective rate for the third quarter of 2008 was 58.68%. Pre-tax income included several items that were excluded from the tax calculation, such as tax-exempt interest. Citizens anticipates that the effective tax rate for 2008 will be approximately 12% -17%.
Reconciliation of Pre-Tax Pre-Provision Operating Earnings
Citizens is presenting pre-tax pre-provision operating earnings in this release for purposes of additional analysis of operating results. Pre-tax pre-provision operating earnings, as defined by management, represents net income (loss) excluding income tax provision (benefit), the provision for loan losses, and the goodwill impairment charge, credit writedown and fair-value adjustments in the second quarter of 2008.
The following table reconciles pre-tax pre-provision operating earnings to consolidated net income (loss) presented in accordance with US generally accepted accounting principles (“GAAP”), which is the principal and most useful measure of earnings and provides comparability of earnings with other companies. However, Citizens believes presenting pre-tax pre-provision operating earnings provides investors with the ability to better understand Citizens’ underlying core operating trends separate from the direct effects of the credit issues and challenges inherent in the real estate downturn and displays a consistent operating earnings trend before the impact of credit. The credit quality section of this earnings release already isolates all of the challenges and issues related to the credit quality of Citizens’ loan portfolio and its impact on Citizens earnings as reflected in the provision for loan losses.

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2008	2008	2008	2007	2007

Net Income (Loss)	$(7,176)	$(201,634)	$11,127	$27,967	$31,764
Income tax provision (benefit)	(10,192)	(19,401)	929	8,582	12,605
Provision for loan losses	58,390	74,480	30,619	6,055	3,765
Goodwill impairment charge	—	178,089	—	—	—
Fair-value writedown on loans held for sale	—	2,349	—	—	—
Fair-value writedown on ORE	—	4,966	—	—	—

Pre-tax pre-provision operating earnings	$41,022	$38,849	$42,675	$42,604	$48,134

Citizens is very focused on making the necessary changes to preserve capital, enhance liquidity, and generate solid operating earnings.
Forward-Looking Guidance
Citizens anticipates the following performance for the fourth quarter of 2008:
•	Net interest income will be slightly lower than in the third quarter of 2008 due to slightly lower earning asset levels and continued migration of certain loans to nonperforming status.

•	Noninterest income will be lower than the third quarter of 2008 primarily due to lower trust fees and brokerage and investment fees as a result of the recent dramatically negative investment market conditions, and due to lower mortgage and other loan income as a result of lower origination volume.

•	Noninterest expense for the fourth quarter of 2008 will be consistent with the third quarter of 2008 as increases in FDIC premiums are expected to offset current savings initiatives.
Given the uncertainties in the Midwest economy, continued downturn in real estate markets, and volatility in borrower capacities, Citizens has found it very difficult to give a narrow range of qualitative guidance on net charge-offs and provision expense at this time. Citizens anticipates net charge-offs and provision for loan losses for the fourth quarter will be equal to or higher than the third quarter, depending on the expected continued change in nonperforming loans and challenges in the economy.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this release includes non-GAAP financial measures, including those presented on page 1, which are reconciled to GAAP financial measures on page 18. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses, intangible asset amortization, and the goodwill impairment to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets,” “average tangible equity” and core efficiency ratio facilitates evaluation of the effect of the Republic merger and related goodwill on business operations of the combined company and facilitates a comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures.
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.

Other News
Stock Repurchase Program
During the third quarter of 2008, Citizens did not repurchase any shares of its stock under the stock repurchase program. As of September 30, 2008, there were 1,241,154 shares remaining to be purchased under the program approved by the Board of Directors on October 16, 2003.
Analyst Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results in a conference call for analysts and investors at 10:00 a.m. ET on Friday, October 17, 2008.
A live audio webcast is available at www.citizensbanking.com through the Investor Relations page or by calling (800) 895-0198 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until October 24, 2008. To listen to the replay, please dial (800) 677-7320.
Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 233 offices and 264 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 43rd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, the following:
•	Deteriorating economic conditions in Michigan and the other Upper Midwest states in which Citizens operates have adversely affected its business and may continue to adversely affect Citizens.
•	Declining real estate markets have adversely affected the value of Citizens’ loan portfolio and may lead to further losses.
•	Citizens may be required to record further impairment charges in respect of its goodwill and other intangible assets.
•	Loan losses, such as those due to changes in loan portfolios, fraud and economic factors, could exceed the amount of losses Citizens has anticipated, requiring additional increases in the allowance that would reduce Citizens’ net income and could have a negative impact on its capital and financial position.
•	A rapid or substantial increase or decrease in interest rates could adversely affect Citizens’ net interest income and results of operations.
•	The ability of Citizens’ holding company to pay dividends, repurchase its shares or to repay its indebtedness depends upon the results of operations of its subsidiaries and their legal ability to pay dividends to the holding company.
•	If Citizens is unable to continue to attract core deposits or continue to obtain third party financing on favorable terms, its cost of funds will increase, adversely affecting the ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting results of operations.

•	Citizens’ ability to have access to interbank or other liquidity sources, caused by rating agency downgrades or other market factors.
•	Increased competition with other financial institutions or an adverse change in Citizens’ relationship with a number of major customers could reduce its net interest margin and net income by decreasing the number and size of loans originated, the interest rates charged on these loans and the fees charged for services to customers, and could cause Citizens to lend to customers who are less likely to pay in order to maintain historical origination levels.
•	Litigation to which Citizens is a party is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.
•	If Citizens is unable to adequately invest in and implement new technology-driven products and services to respond to rapid technological changes in its industry, it may not be able to compete effectively, or the cost to provide products and services may increase significantly.
•	Changes in federal or state banking laws, regulations, and regulatory practices could affect Citizens’ ability to offer new products and services, obtain financing, pay dividends from the subsidiaries to its holding company, attract deposits, or make loans and leases at satisfactory spreads, and could also result in the imposition of additional costs.
•	A lack of market acceptance of Citizens’ new products and services, which are often costly to develop and market initially, would have a negative effect on financial condition and results of operations.
•	Changes in accounting methods could negatively impact Citizens’ results of operations and financial condition.
•	Citizens’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.
•	Citizens’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.
•	Citizens’ potential inability to integrate acquired operations could have a negative effect on its expenses and results of operations.
•	Citizens could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure, which could have a negative effect on expenses and results of operations.
•	Citizens’ controls and procedures may fail or be circumvented, which could have a material adverse effect on its business, results of operations and financial condition.
•	Citizens’ holding company’s articles of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.
These factors also include any other risks and uncertainties detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	September 30,	June 30,	September 30,
(in thousands)	2008	2008	2007

Assets
Cash and due from banks	$268,944	$252,242	$224,683
Money market investments	2,568	183	5,193
Investment Securities:
Securities available for sale, at fair value	2,018,958	1,986,166	2,177,516
Securities held to maturity, at amortized cost (fair value of $134,367, $136,423 and $122,186, respectively)	139,574	138,435	122,610

Total investment securities	2,158,532	2,124,601	2,300,126
FHLB and Federal Reserve stock	148,768	148,838	142,107
Portfolio loans:
Commercial and industrial	2,703,714	2,703,812	2,236,131
Commercial real estate	3,070,282	3,101,337	3,068,540

Total commercial	5,773,996	5,805,149	5,304,671
Residential mortgage	1,279,696	1,308,729	1,460,993
Direct consumer	1,481,380	1,502,302	1,602,126
Indirect consumer	843,126	832,836	851,436

Total portfolio loans	9,378,198	9,449,016	9,219,226
Less: Allowance for loan losses	(217,727)	(181,718)	(176,958)

Net portfolio loans	9,160,471	9,267,298	9,042,268
Loans held for sale	106,531	111,542	76,384
Premises and equipment	123,805	125,073	130,148
Goodwill	597,218	597,218	778,516
Other intangible assets	23,540	25,766	33,206
Bank owned life insurance	219,125	218,084	212,243
Other assets	306,449	299,173	278,275

Total assets	$13,115,951	$13,170,018	$13,223,149

Liabilities
Noninterest-bearing deposits	$1,156,419	$1,144,544	$1,104,992
Interest-bearing demand deposits	768,466	763,983	795,950
Savings deposits	2,607,974	2,616,316	2,136,082
Time deposits	4,473,216	4,136,295	3,904,715

Total deposits	9,006,075	8,661,138	7,941,739
Federal funds purchased and securities sold under agreements to repurchase	59,781	299,646	764,527
Other short-term borrowings	63,281	45,398	33,274
Other liabilities	102,391	119,860	120,968
Long-term debt	2,347,644	2,498,290	2,800,768

Total liabilities	11,579,172	11,624,332	11,661,276

Shareholders’ Equity
Preferred stock — $50 par value	—	114,161	—
Common stock — no par value	1,179,661	1,052,738	973,619
Retained earnings	365,954	384,867	591,306
Accumulated other comprehensive loss	(8,836)	(6,080)	(3,052)

Total shareholders’ equity	1,536,779	1,545,686	1,561,873

Total liabilities and shareholders’ equity	$13,115,951	$13,170,018	$13,223,149

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2008	2007	2008	2007

Interest Income
Interest and fees on loans	$144,099	$171,650	$447,279	$514,814
Interest and dividends on investment securities:
Taxable	18,275	21,238	58,319	67,337
Tax-exempt	7,272	7,310	21,922	21,947
Dividends on FHLB and Federal Reserve stock	1,917	1,603	5,508	4,736
Money market investments	160	53	206	89

Total interest income	171,723	201,854	533,234	608,923

Interest Expense
Deposits	53,001	64,380	167,713	195,015
Short-term borrowings	1,060	5,439	7,867	25,504
Long-term debt	30,344	37,162	94,409	98,413

Total interest expense	84,405	106,981	269,989	318,932

Net Interest Income	87,318	94,873	263,245	289,991
Provision for loan losses	58,390	3,765	163,489	39,122

Net interest income after provision for loan losses	28,928	91,108	99,756	250,869

Noninterest Income
Service charges on deposit accounts	12,254	12,515	35,756	35,701
Trust fees	4,513	4,973	13,905	14,931
Mortgage and other loan income	3,269	2,939	9,636	13,334
Brokerage and investment fees	1,376	2,141	5,503	5,872
ATM network user fees	1,715	1,601	4,805	4,820
Bankcard fees	1,874	1,695	5,542	4,318
Gains (losses) on loans held for sale	(1,261)	—	(3,508)	—
Other income	4,265	4,732	14,349	14,321

Total fees and other income	28,005	30,596	85,988	93,297
Investment securities gains (losses)	—	8	—	(25)

Total noninterest income	28,005	30,604	85,988	93,272

Noninterest Expense
Salaries and employee benefits	39,728	42,115	120,999	132,251
Occupancy	6,749	7,377	21,378	23,363
Professional services	3,246	5,096	11,540	13,599
Equipment	3,160	3,227	9,810	10,793
Data processing services	4,185	3,724	12,722	12,360
Advertising and public relations	1,297	1,003	4,593	6,070
Postage and delivery	1,626	1,777	5,411	5,937
Other loan expenses	2,755	1,245	8,014	3,237
ORE expenses, profits, and losses, net	1,825	360	9,461	394
Intangible asset amortization	2,226	2,803	7,006	8,875
Goodwill impairment	—	—	178,089	—
Restructuring and merger-related expenses	—	1,009	—	8,603
Other expense	7,504	7,607	23,068	23,061

Total noninterest expense	74,301	77,343	412,091	248,543

Income (Loss) Before Income Taxes	(17,368)	44,369	(226,347)	95,598
Income tax provision (benefit)	(10,192)	12,605	(28,664)	22,723

Net Income (Loss)	$(7,176)	$31,764	$(197,683)	$72,875

Net Income (Loss) Per Common Share:
Basic	$(0.07)	$0.42	$(2.36)	$0.97
Diluted	(0.07)	0.42	(2.36)	0.96
Cash Dividends Declared Per Common Share	—	0.290	0.290	0.870

Average Common Shares Outstanding:
Basic	95,937	75,353	83,670	75,391
Diluted	95,937	75,501	83,670	75,688

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007

Summary of Operations (thousands)
Net interest income	$87,318	$87,615	$88,312	$92,188	$94,873
Provision for loan losses	58,390	74,480	30,619	6,055	3,765
Total fees and other income	28,005	27,058	30,925	29,296	30,596
Investment securities gains (losses)	—	—	—	—	8
Noninterest expense (1)	74,301	261,228	76,562	78,880	77,343
Income tax provision (benefit)	(10,192)	(19,401)	929	8,582	12,605
Net income (loss)	(7,176)	(201,634)	11,127	27,967	31,764
Taxable equivalent adjustment	4,593	4,611	4,679	4,673	4,620
Cash dividends	—	—	21,958	21,941	21,934

Per Common Share Data
Net Income (loss):
Basic	$(0.07)	$(2.53)	$0.15	$0.37	$0.42
Diluted	(0.07)	(2.53)	0.15	0.37	0.42
Dividends	—	—	0.290	0.290	0.290
Market Value:
High	$11.00	$13.97	$14.74	$17.37	$20.38
Low	1.75	2.67	10.41	13.00	15.01
Close	3.08	2.82	12.43	14.51	16.11
Book value	12.20	16.12	20.82	20.84	20.65
Tangible book value	7.27	9.62	10.21	10.20	9.92
Shares outstanding, end of period (000)	126,017	95,899	75,748	75,722	75,634

At Period End (millions)
Assets	$13,116	$13,170	$13,539	$13,506	$13,223
Portfolio loans	9,378	9,449	9,573	9,501	9,219
Deposits	9,006	8,661	8,487	8,302	7,942
Shareholders’ equity	1,537	1,546	1,577	1,578	1,562

Average Balances (millions)
Assets	$13,157	$13,296	$13,442	$13,305	$13,165
Portfolio loans	9,456	9,514	9,499	9,335	9,163
Deposits	8,837	8,604	8,417	7,951	8,049
Shareholders’ equity	1,551	1,546	1,579	1,561	1,536

Credit Quality Statistics (thousands)
Nonaccrual loans	$229,391	$136,741	$249,113	$185,397	$152,499
Loans 90 or more days past due and still accruing	1,635	2,179	4,077	3,650	1,923
Restructured loans	271	285	300	315	332

Total nonperforming portfolio loans	231,297	139,205	253,490	189,362	154,754
Nonperforming held for sale	86,645	92,658	22,754	21,676	5,846
Other repossessed assets acquired (ORAA)	46,459	54,066	50,350	40,502	30,395

Total nonperforming assets	$364,401	$285,929	$326,594	$251,540	$190,995

Allowance for loan losses	$217,727	$181,718	$176,528	$163,353	$176,958
Allowance for loan losses as a percent of portfolio loans	2.32%	1.92%	1.84%	1.72%	1.92%
Allowance for loan losses as a percent of nonperforming assets	59.75	63.55	54.05	64.94	92.65
Allowance for loan losses as a percent of nonperforming loans	94.13	130.54	69.64	86.27	114.35
Nonperforming assets as a percent of portfolio loans plus ORAA	3.87	3.01	3.39	2.64	2.06
Nonperforming assets as a percent of total assets	2.78	2.17	2.41	1.86	1.44
Net loans charged off as a percent of average portfolio loans (annualized)	0.94	2.93	0.74	0.84	0.34
Net loans charged off (000)	$22,381	$69,290	$17,444	$19,660	$7,925

Performance Ratios (annualized)
Return on average assets	(0.22)%	(6.10)%	0.33%	0.83%	0.96%
Return on average shareholders’ equity	(1.84)	(52.47)	2.83	7.11	8.20
Average shareholders’ equity / average assets	11.79	11.62	11.74	11.73	11.67
Net interest margin (FTE) (2)	3.09	3.11	3.12	3.26	3.39
Efficiency ratio (3)	61.96	219.00	61.79	62.52	59.45

(1)	Noninterest expense includes a goodwill impairment charge of $178.1 million in the second quarter of 2008, restructuring and merger related expenses of ($0.4) million in the fourth quarter of 2007 and $1.0 million in the third quarter of 2007.

(2)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(3)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Nine months ended
	September 30,
	2008	2007	% Change

Summary of Operations (thousands)
Net interest income	$263,245	$289,991	(9.2)%
Provision for loan losses	163,489	39,122	317.9
Total fees and other income	85,988	93,297	(7.8)
Investment securities (losses) gains	—	(25)	(100.0)
Noninterest expense (1)	412,091	248,543	65.8
Income tax provision (benefit)	(28,664)	22,723	(226.1)
Net income (loss)	(197,683)	72,875	(371.3)
Cash dividends	21,959	65,858	(66.7)

Per Common Share Data
Net Income (loss):
Basic	$(2.36)	$0.97	(343.3)%
Diluted	(2.36)	0.96	(345.8)
Dividends	0.290	0.870	(66.7)

Market Value:
High	$14.74	$26.95	(45.3)
Low	1.75	15.01	(88.3)
Close	3.08	16.11	(80.9)
Book value	12.20	20.65	(40.9)
Tangible book value	7.27	9.92	(26.7)
Shares outstanding, end of period (000)	126,017	75,634	66.6

At Period End (millions)
Assets	$13,116	$13,223	(0.8)%
Portfolio loans	9,378	9,219	1.7
Deposits	9,006	7,942	13.4
Shareholders’ equity	1,537	1,562	(1.6)

Average Balances (millions)
Assets	$13,298	$13,325	(0.2)%
Portfolio loans	9,490	9,171	3.5
Deposits	8,620	8,242	4.6
Shareholders’ equity	1,558	1,546	0.8

Performance Ratios (annualized)
Return on average assets	(1.99)%	0.73%	(372.6)%
Return on average shareholders’ equity	(16.95)	6.30	(369.0)
Average shareholders’ equity / average assets	11.72	11.60	1.0
Net interest margin (FTE) (2)	3.11	3.42	(9.1)
Efficiency ratio (3)	113.49	62.58	81.4
Net loans charged off as a percent of average portfolio loans	1.54	0.46	234.8

(1)	Noninterest expense includes a goodwill impairment charge of $178.1 million in 2008 and restructuring and merger related expenses of $8.6 million in 2007.

(2)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $13.9 million for the nine months ended September 30, 2008 and 2007 based on a tax rate of 35%.

(3)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007

Summary of Core Operations (thousands)
Net income (loss)	$(7,176)	$(201,634)	$11,127	$27,967	$31,764
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	—	—	(231)	656
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	1,447	1,516	1,591	1,729	1,821
Add back: Goodwill impairment	—	178,089	—	—	—

Core operating earnings (loss)	$(5,729)	$(22,029)	$12,718	$29,465	$34,241

Noninterest expense	$74,301	$261,228	$76,562	$78,880	$77,343
Subtract: Restructuring and merger related expenses	—	—	—	356	(1,009)
Subtract: Amortization of core deposit intangibles	(2,226)	(2,333)	(2,447)	(2,659)	(2,803)
Subtract: Goodwill impairment	—	(178,089)	—	—	—

Core operating expenses	$72,075	$80,806	$74,115	$76,577	$73,531

Average Balances (millions)
Average assets	$13,157	$13,296	$13,442	$13,305	$13,165
Goodwill	(597)	(713)	(775)	(777)	(781)
Core deposit intangible assets	(25)	(27)	(29)	(32)	(34)
Deferred taxes	8	9	10	11	12

Average tangible assets	$12,543	$12,565	$12,648	$12,507	$12,362

Average equity	$1,551	$1,546	$1,579	$1,561	$1,536
Goodwill	(597)	(713)	(775)	(777)	(781)
Core deposit intangible assets	(25)	(27)	(29)	(32)	(34)
Deferred taxes	8	9	10	11	12

Average tangible equity	$937	$815	$785	$763	$733

Performance Ratios (annualized)
Earnings (loss) per share — basic	$(0.07)	$(2.53)	$0.15	$0.37	$0.42
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	—	—	—	0.01
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.01	0.02	0.02	0.02	0.02
Add back: Goodwill impairment	—	2.23	—	—	—

Core operating earnings (loss) per share — basic	$(0.06)	$(0.28)	$0.17	$0.39	$0.45

Earnings (loss) per share — diluted	$(0.07)	$(2.53)	$0.15	$0.37	$0.42
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	—	—	—	0.01
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.01	0.02	0.02	0.02	0.02
Add back: Goodwill impairment	—	2.23	—	—	—

Core operating earnings (loss) per share — diluted	$(0.06)	$(0.28)	$0.17	$0.39	$0.45

Efficiency ratio	61.96%	219.00%	61.79%	62.52%	59.45%
Subtract: Effects of restructuring and merger related expenses	—	—	—	0.28	(0.78)
Subtract: Effects of core deposit intangibles amortization	(1.86)	(1.96)	(1.98)	(2.10)	(2.15)
Subtract: Effects of goodwill impairment	—	(149.30)	—	—	—

Core efficiency ratio	60.10%	67.74%	59.81%	60.70%	56.52%

Core operating earnings (loss)/average tangible assets	(0.18)%	(0.71)%	0.40%	0.93%	1.10%

Core operating earnings (loss)/average tangible equity	(2.43)	(10.87)	6.52	15.32	18.55

(1)	Tax effect of ($125) and $353 for the 4th and 3rd quarters of 2007, respectively.

(2)	Tax effect of $779, $817, and $856 for the 3rd, 2nd, and 1st quarters of 2008, respectively, and $930 and $982 for the 4th and 3rd quarters of 2007, respectively.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2008	2008	2008	2007	2007

NONINTEREST INCOME:
Service charges on deposit accounts	$12,254	$12,036	$11,466	$12,350	$12,515
Trust fees	4,513	4,608	4,784	5,175	4,973
Mortgage and other loan income	3,269	3,023	3,344	2,687	2,939
Brokerage and investment fees	1,376	2,211	1,916	2,029	2,141
ATM network user fees	1,715	1,677	1,413	1,463	1,601
Bankcard fees	1,874	1,924	1,744	1,806	1,695
Gains (losses) on loans held for sale	(1,261)	(2,248)	1	(508)	—
Other income	4,265	3,827	6,257	4,294	4,732

Total fees and other income	28,005	27,058	30,925	29,296	30,596
Investment securities gains	—	—	—	—	8

TOTAL NONINTEREST INCOME	$28,005	$27,058	$30,925	$29,296	$30,604

NONINTEREST EXPENSE:
Salaries and employee benefits	$39,728	$39,046	$42,225	$43,644	$42,115
Occupancy	6,749	6,954	7,675	7,608	7,377
Professional services	3,246	4,531	3,763	4,432	5,096
Equipment	3,160	3,420	3,230	3,857	3,227
Data processing services	4,185	4,233	4,304	3,874	3,724
Advertising and public relations	1,297	1,458	1,838	1,212	1,003
Postage and delivery	1,626	2,058	1,727	1,863	1,777
Other loan expenses	2,755	3,448	1,811	2,281	1,245
ORE expenses, profits, and losses, net	1,825	6,394	1,242	(69)	360
Intangible asset amortization	2,226	2,333	2,447	2,659	2,803
Goodwill impairment	—	178,089	—	—	—
Restructuring and merger-related expenses	—	—	—	(356)	1,009
Other expense	7,504	9,264	6,300	7,875	7,607

TOTAL NONINTEREST EXPENSE	$74,301	$261,228	$76,562	$78,880	$77,343

Average Balances, Yields and Rates

	Three Months Ended
	September 30, 2008		June 30, 2008		September 30, 2007
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$31,955	1.99%	2,379	2.72%	2,822	7.44%
Investment securities:
Taxable	1,435,883	5.09	1,483,409	5.13	1,650,012	5.15
Tax-exempt	674,102	6.64	670,792	6.68	672,679	6.69
FHLB and Federal Reserve stock	148,782	5.13	148,838	5.12	139,504	4.56
Portfolio loans
Commercial and industrial	2,738,993	5.42	2,658,841	5.54	2,135,927	7.31
Commercial real estate	3,087,556	6.28	3,159,286	6.35	3,084,792	7.75
Residential mortgage	1,294,952	5.90	1,355,377	6.14	1,472,544	6.59
Direct consumer	1,491,328	6.63	1,517,420	6.68	1,617,340	7.88
Indirect consumer	843,549	6.73	823,530	6.69	852,885	6.75

Total portfolio loans	9,456,378	6.07	9,514,454	6.18	9,163,488	7.39
Loans held for sale	110,377	1.99	65,430	4.08	79,333	9.18

Total earning assets	11,857,477	5.92	11,885,302	6.05	11,707,838	7.01

Nonearning Assets
Cash and due from banks	221,332		193,533		209,278
Bank premises and equipment	124,343		126,311		132,459
Investment security fair value adjustment	850		19,097		(5,393)
Other nonearning assets	1,140,661		1,249,579		1,301,482
Allowance for loan losses	(187,981)		(177,441)		(180,394)

Total assets	$13,156,682		$13,296,381		$13,165,270

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$788,495	0.67%	$769,241	0.66%	$811,955	0.65%
Savings deposits	2,601,866	1.59	2,645,759	1.64	2,165,386	3.00
Time deposits	4,300,715	3.82	4,073,917	4.06	3,928,215	4.71
Short-term borrowings	226,893	1.86	337,373	2.19	465,980	4.63
Long-term debt	2,420,601	4.99	2,673,757	4.78	2,982,035	4.95

Total interest-bearing liabilities	10,338,570	3.25	10,500,047	3.32	10,353,571	4.10
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,146,010		1,114,849		1,143,917
Other liabilities	121,521		135,932		131,837
Shareholders’ equity	1,550,581		1,545,553		1,535,945

Total liabilities and shareholders’ equity	$13,156,682		$13,296,381		$13,165,270

Interest Spread		2.67%		2.73%		2.91%
Contribution of noninterest bearing sources of funds		0.42		0.38		0.48

Net Interest Margin		3.09%		3.11%		3.39%

Average Balances, Yields and Rates

	Nine Months Ended September 30,
	2008		2007
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	13,011	2.11%	2,150	5.53%
Investment securities
Taxable	1,482,512	5.25	1,770,676	5.07
Tax-exempt	674,529	6.67	670,504	6.71
FHLB and Federal Reserve stock	148,819	4.94	135,122	4.68
Portfolio loans
Commercial and industrial	2,654,263	5.62	2,055,575	7.54
Commercial real estate	3,129,542	6.51	3,112,813	7.72
Residential mortgage	1,355,791	6.18	1,504,709	6.64
Direct consumer	1,520,591	6.85	1,656,050	7.85
Indirect consumer	829,704	6.73	841,640	6.74

Total portfolio loans	9,489,891	6.29	9,170,787	7.44
Loans held for sale	83,387	3.91	105,815	8.17

Total earning assets	11,892,149	6.14	11,855,054	7.02
Nonearning Assets
Cash and due from banks	206,709		195,503
Bank premises and equipment	126,947		137,428
Investment security fair value adjustment	17,354		(677)
Other nonearning assets	1,231,893		1,310,611
Allowance for loan losses	(177,119)		(172,711)

Total assets	$13,297,933		$13,325,208

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$778,202	0.66%	$851,704	0.69%
Savings deposits	2,553,627	1.85	2,202,134	2.96
Time deposits	4,171,204	4.11	4,046,052	4.69
Short-term borrowings	398,345	2.64	702,992	4.85
Long-term debt	2,585,968	4.87	2,676,820	4.91

Total interest-bearing liabilities	10,487,346	3.44	10,479,702	4.07
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,117,144		1,142,272
Other liabilities	135,214		156,845
Shareholders’ equity	1,558,229		1,546,389

Total liabilities and shareholders’ equity	$13,297,933		$13,325,208

Interest Spread		2.70%		2.95%
Contribution of noninterest bearing sources of funds		0.41		0.47

Net Interest Margin		3.11%		3.42%

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2008	2008	2008	2007	2007

Commercial and industrial	$38,168	$31,599	$20,268	$12,659	$9,386
Commercial real estate	132,629	75,082	167,836	110,159	97,557

Total commercial (1)	170,797	106,681	188,104	122,818	106,943
Consumer:
Residential mortgage	40,234	12,414	45,796	46,865	32,824
Direct consumer	16,270	16,273	13,503	13,657	10,926
Indirect consumer	2,090	1,373	1,710	2,057	1,806
Loans 90 days or more past due and still accruing	1,635	2,179	4,077	3,650	1,923
Restructured loans	271	285	300	315	332

Total nonperforming portfolio loans	231,297	139,205	253,490	189,362	154,754
Nonperforming held for sale	86,645	92,658	22,754	21,676	5,846
Other Repossessed Assets Acquired	46,459	54,066	50,350	40,502	30,395

Total nonperforming assets	$364,401	$285,929	$326,594	$251,540	$190,995

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	$102.6	$54.5	$99.0	$72.1	$60.0
Outflows	(38.5)	(135.9)	(33.7)	(56.2)	(22.4)

Net change	$64.1	$(81.4)	$65.3	$15.9	$37.6

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2008	2008	2008	2007	2007

Allowance for loan losses — beginning of period	$181,718	$176,528	$163,353	$176,958	$181,118

Provision for loan losses	58,390	74,480	30,619	6,055	3,765

Charge-offs:
Commercial and industrial	2,222	921	1,045	1,723	1,618
Commercial real estate	15,063	42,225	9,132	11,219	1,270

Total commercial	17,285	43,146	10,177	12,942	2,888
Residential mortgage	497	20,738	1,769	2,013	1,602
Direct consumer	3,603	3,631	3,522	2,706	3,188
Indirect consumer	3,924	3,525	3,141	3,729	2,312

Total charge-offs	25,309	71,040	18,609	21,390	9,990

Recoveries:
Commercial and industrial	1,805	302	142	348	1,026
Commercial real estate	274	241	50	489	100

Total commercial	2,079	543	192	837	1,126
Residential mortgage	12	15	—	76	1
Direct consumer	304	565	472	370	500
Indirect consumer	533	627	501	447	438

Total recoveries	2,928	1,750	1,165	1,730	2,065

Net charge-offs	22,381	69,290	17,444	19,660	7,925

Allowance for loan losses — end of period	$217,727	$181,718	$176,528	$163,353	$176,958

Reserve for loan commitments — end of period	$4,274	$5,154	$5,293	$5,571	$5,588